Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Summary Historical Consolidated Financial Information”, “Selected Historical Consolidated Financial Information” and “Experts” and to the use of our report dated March 27, 2003, in the Registration Statement on Form S-4 and related Prospectus of NTL Incorporated (formerly NTL Communications Corp.) for the registration of its 19% Senior Secured Notes due 2010.

/s/ Ernst & Young LLP

New York, New York
April 14, 2003